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                                                                  EXHIBIT 99.1


ITEM 4. THE SOLICITATION OR RECOMMENDATION.

     (A) RECOMMENDATION OF THE BOARD OF DIRECTORS. The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that the stockholders of the Company accept the Offer and tender all of their Shares pursuant to the Offer.

     (B) BACKGROUND; REASONS FOR THE RECOMMENDATION. For the past several years, the Company devoted substantial energy and resources towards the implementation of significant expansion and remodeling plans, developed a new merchandising strategy to target a broader group of customers and pursued an aggressive marketing and advertising program. At the same time, the Company also focused on improving a number of aspects of its operations including making changes in merchandise delivery, computer operations and customer service. During this period of expansion, renovation and other improvements, and in conjunction with the improved local economy, the Company experienced increases in net sales, operating profits and net income.

     Notwithstanding the success of the Company's growth and improvement strategy, the Board of Directors was cognizant that there may exist other opportunities to maximize shareholder value of the Company. In October 1994, the Board began to discuss possible strategic alternatives for the Company that might further enhance shareholder value. In connection with its discussions, the Board established the Special Committee,

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consisting of Peter C.B. Bynoe, the chairman of the Special Committee, Michael
Kurzman and Philip Rootberg. The Special Committee explored the possibility of retaining a financial advisor to assist the Company in its evaluation of whether or not to pursue strategic alternatives for the Company, and the Board, with the recommendation of the Special Committee, authorized management to retain Chicago Corporation to advise the Company. On January 17, 1995, Chicago Corporation was engaged to serve as the Company's exclusive financial advisor.

     On February 28, 1995, the Board of Directors convened a special meeting at which representatives of Chicago Corporation gave a presentation with respect to their review of the Company's strategic and financial alternatives. Representatives of Chicago Corporation first presented their views on recent trends in the furniture retailing industry and discussed their analysis of the financial performance and market valuation of the Company and of comparable firms. Representatives of Chicago Corporation then presented an analysis of the Company's growth strategy as well as a "same store" strategy, including an analysis of the implied valuation of each strategy. Representatives of Chicago Corporation concluded their presentation by stating that, as result of current conditions with respect to the market price for furniture retailing equities, their views as to the interest level of potential acquirors of the Company and the availability of financing, it was, in their view, a favorable time to explore a sale of the Company.

     In further discussions at the Board's February 28, 1995 special meeting, representatives of Chicago Corporation explained that the Company could analyze its strategic alternatives as follows: (i) continue with its present strategic plan, (ii) effect a stock repurchase/recapitalization transaction, (iii) sell a portion of the equity of the Company or (iv) sell or merge all of the Company. Representatives of Chicago Corporation stated that the alternative that would best maximize value for all shareholders would be most likely a total sale or merger of the Company. Representatives of Chicago Corporation then recommended that the Company consider pursuing the possibility of a total sale of the Company. Although the Board made no decision at such time to sell the Company, it authorized Chicago Corporation to prepare evaluation materials appropriate for exploring a potential sale of the Company so that the Board could continue to evaluate the Company's options. During March and April 1995, representatives of Chicago Corporation conducted due diligence and other analyses with respect to the Company's business and prospects.

     On April 18, 1995, the Board of Directors again met with representatives of Chicago Corporation at which time there was further discussion of each of the Company's strategic alternatives to enhance shareholder value. The Board concluded that, pending its and Chicago Corporation's continuing investigation and review, the most likely alternative for enhancing shareholder value would be the pursuit of a total sale of the Company. The Board then unanimously voted to authorize Chicago Corporation to continue (x) preparing evaluation materials regarding the Company and (y) its review of the Company's strategic alternatives, and to begin to solicit expressions of interest from potential acquirors of the Company. On April 19, 1995, the Company publicly announced the engagement of Chicago Corporation to assist the Company in considering the possible sale of the Company and to review its other possible strategic alternatives.

     Following the Company's public announcement, representatives of Chicago Corporation approached potentially interested strategic and financial acquirors, including KKC. KKC is a financial advisor to the Parent and an affiliate of Kidd, Kamm Equity Partners, L.P. ("KKEP"), the majority shareholder of the Parent. Of the potential acquirors approached by Chicago Corporation, approximately fifty entered into confidentiality agreements and all such persons were provided with evaluation materials describing the Company.

     On April 19, 1995, a potential acquiror (the "Financial Party") informed Chicago Corporation of its interest in considering an acquisition of the Company. On April 25, 1995 the Financial Party entered into a confidentiality agreement and subsequently Chicago Corporation provided the Financial Party with evaluation materials describing the Company. Also on April 25, 1995, KKC entered into the Confidentiality Agreement and thereafter Chicago Corporation provided KKC with evaluation materials.

     On May 10, 1995, a furniture retailer (the "Strategic Party"), through its financial advisor, contacted Chicago Corporation and indicated an interest in acquiring the Company. On May 11, 1995, the Strategic Party executed a confidentiality agreement and received evaluation materials from Chicago Corporation. On

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May 19, 1995, the Strategic Party informed Chicago Corporation of its strong interest in an acquisition of the Company at $9.00 or possibly more per Share in cash on the condition that it be permitted to proceed immediately with a due diligence investigation of the Company. In addition, the Strategic Party indicated that it intended to complete its decision process by mid-June 1995 and expected to submit at that time an acquisition proposal that would not be subject to a financing condition.

     On May 22, 1995, KKC informed Chicago Corporation that KKEP had decided not to proceed with a further evaluation of a possible acquisition of the Company and KKC returned the evaluation materials provided to it by Chicago Corporation. On May 24, 1995, the Strategic Party met with senior officers of the Company and commenced its due diligence investigation. On June 19, 1995, the Strategic Party submitted a non-binding, preliminary proposal for the acquisition of the Company for a price below $9.00 per Share in cash, subject to certain conditions. Chicago Corporation advised the Strategic Party that the Company was not likely to accept the Strategic Party's proposal.

     On July 7, 1995, the Financial Party met with senior officers of the Company and began its due diligence review of the Company. On July 11, 1995, KKC reinitiated contact with Chicago Corporation on behalf of KKEP and informed Chicago Corporation that KKEP had an interest in revisiting the possible acquisition of the Company by Arnold's. Evaluation materials were again sent to KKC.

     On July 13, 1995 the Financial Party submitted an acquisition proposal, subject to certain conditions including a financing condition, for $7.50 per Share in cash and $1.50 per Share principal amount of subordinated debt securities of the Financial Party. On July 19, 1995, the Financial Party informed Chicago Corporation that it would be willing to revise its acquisition proposal to provide that stockholders other than the Majority Stockholders would receive $9.00 per Share in cash and the Majority Stockholders would receive a $6 million principal amount debenture of the Financial Party plus cash in amount that would provide the Majority Stockholders with total consideration of $9.00 per Share. Chicago Corporation advised the Financial Party that the Company was not likely to accept the Financial Party's proposal.

     On July 21, 1995, Arnold's submitted to Chicago Corporation a non-binding, preliminary indication of interest to explore further the possible acquisition of the Company at a price of $9.00 per Share in cash. On July 24, 1995, the Strategic Party informed Chicago Corporation that it was unwilling to revise its June 19, 1995 proposal. On July 25, 1995, the Company's senior management met with Arnold's for an on-site, preliminary due diligence meeting.

     On July 27, 1995, the Financial Party orally indicated to Chicago Corporation that it would be willing to purchase the Company at a price of $9.00 per Share in cash, subject to certain conditions including a financing condition. Also on July 27, 1995, Arnold's orally submitted to Chicago Corporation an acquisition proposal for the Company at a price of $9.50 per Share in cash, subject to certain conditions including a financing condition. On July 28, 1995, the Company and Arnold's entered into the Non-Solicitation Agreement which granted Arnold's the exclusive right, subject to certain conditions, until September 5, 1995, to conduct the final phase of its due diligence investigation and to negotiate a definitive agreement providing for the acquisition of the Company. On August 1, 1995, Arnold's began its final due diligence investigation of the Company and representatives of the Company, KKEP and the Parent proceeded to negotiate the Merger Agreement and the Stockholders Agreement. On August 31, 1995, the Exclusivity Period under the Non-Solicitation Agreement was extended to September 11, 1995.

     On or about August 31, 1995, KKEP informed the Company's outside legal counsel that as a result of KKEP's review and analysis of the current fiscal year's financial performance of the Company's operations through August 1995, which indicated less favorable results than previously projected, the Parent was prepared to acquire the Company at $9.25 per Share in cash rather than at the $9.50 per Share price that had been communicated in Arnold's July 27, 1995 submission. Subsequent to the Parent's indication of the revised bid, representatives of Chicago Corporation held discussions with KKEP regarding this development. A meeting of the Special Committee was convened on September 6, 1995 at which representatives of Chicago Corporation reviewed their discussions with KKEP and the Parent regarding the Parent's lower offer of $9.25 per Share in cash. Representatives of Chicago Corporation expressed their views regarding the basis of the Parent's $9.25 per Share bid and recommended that the Company continue discussions with the Parent as to

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the Share price. The Special Committee discussed the Parent's new offer and various strategies with which to respond to the Parent. The Special Committee resolved to recommend to the Board that the Board not accept the Parent's $9.25 per Share offer and to seek authority from the Board to negotiate the price to be accepted for the Company, subject to the approval of the Board, in the range between $9.25 and $9.50 per Share in cash.

     On September 7, 1995, a special meeting of the Board was convened to discuss the status of the proposed acquisition by the Purchaser. The Board also reviewed KKEP's financing arrangements regarding the proposed acquisition. Mr. Bynoe, Chairman of the Special Committee, reported the results of the Special Committee's September 6, 1995 meeting and requested that the Special Committee be granted authority to negotiate the sale price with the Parent, subject to the approval of the Board. The Board then discussed the Parent's bid at $9.25 per Share and the views of Chicago Corporation and members of the Special Committee regarding the bid. The Board resolved to grant to the Special Committee the authority to negotiate the price for the sale of the Company, in the range between $9.25 and $9.50 per Share in cash, subject to approval by the Board, and directed Chicago Corporation to inform the Parent that the Board would not accept the $9.25 per Share bid.

     Chicago Corporation immediately informed the Parent that the Board would not accept the $9.25 per Share bid and presented to the Parent the views of the Board and the Special Committee. On September 8, 1995, a representative of the Parent contacted Mr. Bynoe and indicated that the Parent was prepared to acquire the Company at a price of $9.375 per Share in cash. On September 11, 1995, the Exclusivity Period under the Non-Solicitation Agreement was extended to September 14, 1995.

     On September 13, 1995, the Board discussed the proposed acquisition, received an update from its advisors on the status of negotiations with the Parent and reviewed KKEP's financing arrangements. On September 14, the Exclusivity Period under the Non-Solicitation Agreement was extended to September 19, 1995.

     The Board convened a meeting on September 18, 1995 at which it further discussed the proposed Merger and the Parent's revised bid of $9.375 per Share in cash. The Board reviewed the transaction with the Company's legal and financial advisors and received a presentation by representatives of Chicago Corporation summarizing the transaction process. Representatives of Chicago Corporation then delivered Chicago Corporation's opinion as to the fairness, from a financial point of view, of the $9.375 per Share cash consideration in the Offer and the Merger. The Board discussed and then unanimously approved the proposed Merger Agreement and all transactions contemplated thereby. With respect to the Offer, the Board of Directors unanimously recommended that the stockholders of the Company accept the Offer and tender all of their Shares pursuant to the Offer.

     A copy of the joint press release of the Parent and the Company announcing the execution of the Merger Agreement has been filed as Exhibit 7 to this
Schedule 14D-9 and is incorporated herein by reference. A copy of a letter to stockholders of the Company, which accompanies this Schedule 14D-9, has been filed as Exhibit 8 to this Schedule 14D-9 and is incorporated herein by reference.

     In reaching its conclusion and recommendation described above, the Board of Directors of the Company considered the following factors:

          (i) the premium which $9.375 per Share represents over the historical and then current market prices for the Shares, including the fact that $9.375 per Share represents a 50% premium based on the April 18, 1995 trading price, the day immediately preceding the Company's announcement of its engagement of Chicago Corporation to assist the Company in considering the possible sale of the Company, and a 17% premium based on the September 18, 1995 trading price, the last full day of trading before execution and public announcement of the Merger Agreement;

          (ii) the opinion of Chicago Corporation to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair to such holders from a financial point of view. The full text of Chicago Corporation's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Chicago Corporation, is attached hereto as

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     Annex II (which has been filed as Exhibit 9 to this Schedule 14D-9 and which is incorporated herein by reference). STOCKHOLDERS ARE URGED TO READ THE OPINION OF CHICAGO CORPORATION CAREFULLY IN ITS ENTIRETY;

          (iii) the results of the process undertaken to identify and solicit proposals from third parties to enter into a strategic transaction with the Company which results indicated a low likelihood that any third party would propose to acquire the Company at a price higher than $9.375 per share;

          (iv) the likelihood that the Company will be able to complete the Merger, including the fact that the Majority Stockholders were willing to enter into the Stockholders Agreement pursuant to which the Majority Stockholders agreed, among other things, to tender their respective Shares in the Offer;

          (v) the business, results of operations, financial condition and future prospects of the Company;

          (vi) the terms of the Offer and the Merger Agreement, including the structural feature of the Offer and the Merger providing for a prompt cash tender offer for all outstanding Shares to be followed by a merger for the same consideration, thereby enabling stockholders to obtain cash for their Shares at the earliest possible time;

          (vii) the provisions of the Merger Agreement that require the Company to pay the Parent a termination fee of $1,500,000 and reimburse the Parent and the Purchaser for up to $1,850,000 of their out-of-pocket expenses under certain circumstances as described above under "The Merger Agreement -- Termination" and "-- Fees and Expenses";

          (viii) the potential that the Company's growth strategy and financial prospects may be in part dependent upon continued access to equity capital markets and that the current trading behavior and concentrated ownership profile of the Shares, combined with the potential desire on behalf of the Majority Stockholders to achieve liquidity, may negatively influence such access and prospects;

          (ix) discussions with the Parent leading to the Board's belief that $9.375 per Share represented the highest price per Share that could be negotiated with the Parent; and

          (x) the regulatory approvals required to consummate the Offer and the Merger, and the prospects for receiving all such approvals.

The Board of Directors did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

     Having considered all of the foregoing, the structural provisions of the Merger Agreement, and other relevant factors, the Board concluded that the Offer and the Merger, taken together, was the best available alternative for the Company and its stockholders.

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